Exhibit 10.1(c)
January 24, 2008
George B. Gregory
238 N. Tranquil Path Drive
The Woodlands, TX 77380
     Dear George:
     Pursuant to our recent conversations, we mutually agree that you shall have ceased to be the Chief Executive Officer of KRATON Polymers LLC (“KRATON”) effective January 14, 2008 (“Resignation Date”) and your employment with KRATON and any and all of its subsidiaries and affiliates (together and each individually, the “Company”) shall terminate effective February 1, 2008 (the “Separation Date”). In connection with your termination of employment, as of the Resignation Date, you shall be deemed to have resigned all offices and directorships, including without limitation any position on the board of directors of the Company, that you held prior thereto in respect of the Company.
     1. Conditioned upon your executing the release and waiver attached hereto as Appendix A (the “Release”) within 30 days of the Separation Date and, to the extent the applicable payment has not then become payable, within 30 days of the termination of your provision of consulting services to the Company, pursuant to a consulting agreement to be entered into as of the date hereof by you and KRATON (the “Consulting Agreement”), as set forth in the Consulting Agreement, the Release becoming effective following the Separation Date and the termination of the Consulting Agreement, and your continued compliance in all material respects with the obligations set forth in this agreement, including without limitation Sections 5 and 6 hereof, KRATON shall:
     a. Pay to you the following ((i), (ii) and (iii) together, the “Accrued Benefit Payment”):
     (i) within 30 days of the Separation Date, your annual base salary of $500,000 (“Base Salary”) through the date of termination, to the extent not already paid;
     (ii) within 30 days of the Separation Date, reimbursement for any unreimbursed business expenses properly incurred by you in accordance with KRATON policy prior to the date of your termination; and
     (iii) pursuant to Section7(a)(iii)(D) of that certain employment agreement between you and KRATON dated November 1, 2004 as amended (“Employment Agreement”), any vested Employee Benefits, as defined in the Employment Agreement, to which you are entitled, pursuant to the applicable terms of such Employee Benefits.

     b. Pay an amount, in the aggregate, equal to one and a half times (1.5x) the Base Salary, payable as follows: (i) your Base Salary pro rated for the period from February 2, 2008 through December 31, 2008, in accordance with the standard payroll practices of KRATON as in effect from time to time; and (ii) the remainder as soon as practicable on or after January 1, 2009, but in no event later than January 31, 2009 (the “Continuation Payments”);
     c. For eighteen months following the Separation Date, provide to you and any eligible dependents medical benefits substantially similar to those provided generally to executive officers of KRATON pursuant to KRATON’s medical plan, as applicable, provided that you shall not be responsible for any premiums, contributions and other co-payments required to be paid by active executive officers of KRATON under the terms of any such medical plan as may be in effect from time to time (such coverage may be provided by paying the applicable portion of the COBRA premiums) (the “Continuing Medical Benefits”); provided, however, that if you become eligible to receive medical benefits from a new employer under that employer’s plan, the Continuing Medical Benefits described herein shall be terminated. You are required to promptly notify KRATON of any changes in your medical benefits coverage; and
     d. Within 30 days following the Separation Date, pay to you $600,000, which we agree is due to you and which shall reflect the full amount of the retention award granted to you by KRATON pursuant to the Retention Award Agreement, dated as of January 1, 2008 (the “Retention Award”), less any portion of the Retention Award previously paid.
     2. Equity and Equity Based Awards. Conditioned in all respects upon your executing the Release within 30 days of the Separation Date and, to the extent the payment has not then become payable, within 30 days of the termination of your provision of consulting services pursuant to the Consulting Agreement, the Release becoming effective following the Separation Date and the termination of the Consulting Agreement, and your continued compliance in all material respects with the obligations set forth in this agreement, including without limitation Sections 5 and 6 hereof:
     a. Set forth on Schedule I hereto is a true, accurate and complete list of all of the equity, equity-based and profits interest awards that are, as of the Separation Date, vested and/or exercisable (the “Equity Awards”). Notwithstanding anything to the contrary in the TJ Chemical Holdings LLC 2004 Option Plan (the “Plan”) or applicable grant agreement, all Equity Awards that are options shall remain outstanding and exercisable for the lesser of (i) the period provided in the Plan or such grant agreement, without regard to a termination of employment, and (ii) ten years from the date of grant. Except as provided in this Section 2, the Equity Awards and all other equity, equity-based or profits interest awards held by you on or prior to the Separation Date that are not Equity Awards (the “Unvested Awards”) shall otherwise continue to be governed by their terms; provided, that, notwithstanding anything to the contrary in the plan or any applicable grant agreement, the Unvested Awards shall remain outstanding, but shall cease to vest and you shall not have any rights with respect thereto, subject to Section 3 hereof, pending determination of whether the Additional Vesting Condition, as defined below, has been, and shall be forfeited without payment and without any future obligation or rights in the event that the Additional Vesting Condition is not, or cannot be, satisfied.
     b. The Company shall (i) exercise its right to repurchase 149,000 restricted units, for an aggregate purchase price of $149,000; and (ii) settle the Phantom Equity Units listed on Schedule 1 in cash, pursuant to the terms of the agreement governing such Phantom Equity Units, for an aggregate payment of $101,010, in each case in accordance with the terms governing the restricted stock units or Phantom Equity Units, as applicable.
     3. Triumph. In the event that the Company enters into a definitive agreement (subject to customary closing conditions) on or before April 30, 2008 to engage in Project Triumph on terms and conditions substantially similar to the terms and conditions negotiated in December 2007, as determined by the Company in good faith, and such transaction is consummated on or before December 31, 2008 (together, the “Additional Vesting Condition”), you shall have the right to have the Equity Awards and any Unvested Award repurchased or otherwise settled by the Company in cash, at a fair market value equal to the transaction price, as if you had been employed on the date of such change of control and terminated without cause by the Company on the day following such change in control; provided, however, that this provision shall not apply to any Equity Award or Unvested Award that has already been repurchased or otherwise settled by the Company in cash and in no event shall this provision result in a duplication of benefits; and provided, further, that this Section 3 is conditioned in all respects upon your executing the Release within 30 days of the Separation Date and, to the extent the payment has not then become payable, within 30 days of the termination of your provision of consulting services pursuant to the Consulting Agreement, the Release becoming effective following the Separation Date and the termination of the Consulting Agreement, and your continued compliance in all material respects with the obligations set forth in this agreement, including without limitation Sections 5 and 6 hereof.
     4. Except (i) for the Accrued Benefits Payment, the Continuation Payments, the Continuing Medical Benefits and the Retention Award, (ii) as set forth in Sections 2 and 3, and (iii) for any payment pursuant to the Consulting Agreement, you shall not be entitled to any other payments or benefits as a result of your employment with the Company or the termination thereof or pursuant to any agreement, arrangement, plan or understanding you may have with the Company.
     5. Restrictive Covenants; Indemnity and Insurance. Sections 8 through 10 (inclusive) and Section 11(m) of the Employment Agreement are hereby included in this agreement as if fully restated herein.
     6. Non-Disparagement. You agree not to defame or disparage the Company, or any of its officers, directors, members, executives or employees in any material respect. You agree to reasonably cooperate with the Company (at no expense to you) in refuting any defamatory or disparaging remarks by any third party made in respect of the Company or any of its directors, members, officers, executives or employees.

     7. Legal Fees. KRATON agrees to pay all reasonable legal fees and expenses incurred by you as a result of the negotiation and preparation of this agreement; provided that KRATON shall not have any obligation to pay any such fees and expenses in excess of $10,000.
     8. Miscellaneous. Any notice or other communication required or permitted under this agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or two business days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one business day after it is sent by a reputable overnight courier service and, in each case, addressed as follows (or if it is sent through any other method agreed upon by the parties):
If to KRATON:
KRATON Polymers LLC
c/o Texas Pacific Group
301 Commerce Street, Suite 3300
Fort Worth, TX 76102
with a copy to:
Robert J. Raymond
Cleary, Gottlieb, Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
If to George Gregory:
George B. Gregory
238 N. Tranquil Path Drive
The Woodlands, TX 77380
with a copy to:
Andrew H. Seiden
Curtis, Mallet-Prevost, Colt & Mosle LLP
101 Park Avenue
New York, N.Y. 10178
     or to such other address as any party hereto may designate by notice to the others.
     This agreement shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes and is in full substitution for any and all prior understandings or agreements with respect to your employment and the termination thereof; provided, that the Equity Awards shall continue to be governed by the agreements evidencing, and any plan document governing, the award thereof except as otherwise provided herein; and provided, further, that the consulting services shall be governed by the Consulting Agreement.

     This agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought. No waiver of any provision or violation of this agreement by KRATON shall be implied by KRATON’s forbearance or failure to take action. The failure of any party hereto at any time to require the performance by any other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this agreement.
     The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this agreement. Rather, the terms of this agreement shall be construed fairly as to both parties hereto and not in favor or against either party.
     Any provision of this agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.
     KRATON may withhold from any amounts payable to you hereunder all federal, state, city or other taxes that KRATON may reasonably determine are required to be withheld pursuant to any applicable law or regulation (it being understood, that you are responsible for payment of all taxes in respect of the payments and benefits provided herein).
     This agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to its principles of conflicts of law.
     You agree that the payment of any amounts due hereunder shall be delayed until this agreement is executed and returned to KRATON and until the Release becomes effective pursuant to the terms of the Release, and that the Release must be signed within 30 days following the Separation Date. In addition, you agree that the payments hereunder and payments under the Consulting Agreement that have not become payable as of the termination of the Consulting Agreement shall be contingent upon your re-executing the Release following the termination of the Consulting Agreement. You acknowledge that you have been advised to consult, and have consulted, with an attorney prior to executing this agreement.
     This agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. A facsimile of a signature shall be deemed to be and have the effect of an original signature.

     The headings in this agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.
     This agreement shall inure to the benefit of, be binding upon, and enforceable by the Company and its successors and assigns. This agreement shall inure to the benefit of your successors, heirs, legatees and personal representatives but is not assignable by you without KRATON’s consent.
     This agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986 and the regulations and guidance promulgated thereunder, as amended, and shall be construed accordingly.
* * * * *

     If you agree with the foregoing provisions, please sign in the appropriate space below and return the original to me.

Sincerely, KRATON Polymers LLC
By:	/s/ Richard A. Ott
	Name:	Richard A. Ott
	Title:	VP - HR

Agreed and Accepted:
/s/ George B. Gregory
George B. Gregory

Date:

SCHEDULE I
Options
•	1,500,000 options to purchase units of TJ Chemical, pursuant to a grant made on December 2, 2004.

•	300,000 options to purchase units of TJ Chemical, pursuant to a grant made February 1, 2005.
Restricted Units
•	200,000 restricted units of TJ Chemical, pursuant to a grant made March 17, 2005.
Notional Units
•	525,000 notional units of TJ Chemical, pursuant to a grant made September 10, 2004.
Profits Units
•	None.
Phantom Equity Units
•	101,010 notional units of TJ Chemical, pursuant to a deferral agreement dated April 1, 2007.
Company Membership Units
•	300,000 Company Membership Units in KRATON Management LLC, purchased September 10, 2004.